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EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 25, 2000 in the Registration Statement on Form S-1 and related Prospectus of Finisar Corporation for the registration of 5,418,019 shares of its common stock.

    Our audits also included the financial statement schedule of Finisar Corporation listed in item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Palo Alto, California
December 19, 2000

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Consent of Ernst & Young LLP, Independent Auditors